UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2008 (May 9, 2008)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective as of May 9, 2008 (the “Effective Date”), the Board of Directors (the “Board”) of Glimcher Properties Corporation (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), voted to approve amendments to the limited partnership agreement (the “Agreement”) of Glimcher Properties Limited Partnership, a Delaware limited partnership (“GPLP”), to remove certain consent rights of GPLP’s limited partners.  GPLP is also an affiliate of the Registrant.  The Company serves as the sole general partner of GPLP and the Registrant is a limited partner of GPLP. The Board voted to approve the aforementioned amendments upon the recommendation of the Board’s Nominating and Corporate Governance Committee.

Prior to the amendments, the Agreement required the Company to obtain the consent of a majority of GPLP’s limited partners (excluding the Registrant) before taking certain actions with respect to GPLP, provided that the GPLP limited partners (excluding the Registrant’s limited partnership interest in GPLP) owned 10% or more of GPLP’s outstanding partnership interests (the “Partnership Interests”) at the time the Company decided to take the action requiring the consent of the GPLP limited partners, exclusive of the Registrant (the “Consent Right”).

At the Effective Date, the limited partners of GPLP (excluding the Registrant) owned 7.327% of the Partnership Interests.  Therefore, the GPLP limited partners had no Consent Right on the Effective Date.  By and through the amendments to the Agreement, the Consent Right was deleted from the Agreement with respect to Company action to, primarily: (i) amend, modify, or terminate the Agreement (unless otherwise stated in the Agreement), (ii) make a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for all or any part of GPLP’s assets, (iii) institute any bankruptcy proceeding on behalf of GPLP, (iv) withdraw from GPLP as its sole general partner, transfer its general partnership interest, or admit a successor general partner, (v) merge, consolidate or otherwise combine GPLP with or into any other entity or person, (vi) sell all of or substantially all of GPLP’s assets, or (vii) reclassify, recapitalize or change the Registrant’s outstanding common shares (the “Common Shares”).

A copy of the amendments, evidenced and memorialized as Amendment No. 9 to the Limited Partnership Agreement of Glimcher Properties Limited Partnership, are attached hereto as Exhibit 3.14 and incorporated herein by reference.

Item 8.01 Other Events.

On the Effective Date, the Registrant’s Board of Trustees approved stock ownership guidelines (the “Guidelines”) for the Registrant’s senior executive officers and members of its Board of Trustees.  The Registrant’s Board of Trustees voted to approve the Guidelines upon the recommendation of its Nominating and Corporate Governance Committee and Executive Compensation Committee.

Under the Guidelines, any member of the Registrant’s Board of Trustees, who is not an employee of the Registrant or any of its affiliates, shall, within five (5) years of the later of the Effective Date or the date on which such person is elected or appointed to the Board of Trustees, own Common Shares with a market value of no less than four times (4X) such person’s then current annual cash retainer for serving as a member of the Registrant’s Board of Trustees, exclusive of chairperson fees, lead independent trustee fees or meeting fees.

With respect to the Registrant’s executive officers, the Guidelines provide that the Registrant’s Chief Executive Officer, President, Chief Operating Officer, any Executive Vice Presidents, and any other executive officers of the Registrant that are identified by the Executive Compensation Committee of the Registrant’s Board of Trustees as being subject to the Guidelines, shall, within five (5) years of the later of the Effective Date or the date on which such person is elected or appointed to the applicable office covered by the Guidelines, own Common Shares with a market value as follows:

Executive Officer	Market Value of Common Shares Required to Own
Chief Executive Officer	Four times (4X) base salary
President	Three times (3X) base salary
Chief Operating Officer	Three times (3X) base salary
Other executive officers of the Registrant subject to the Guidelines	Two times (2X) base salary

Under the Guidelines, an executive officer’s base salary shall be the actual paid salary received by the executive officer from the Registrant (or any applicable affiliated company or subsidiary) for the Company’s fiscal year in which the market value of the executive officer’s Common Share holdings is measured for purposes of compliance with the Guidelines. Persons holding more than one of the listed offices shall comply with the Guidelines by following the ownership requirements of the office with the larger Common Stock ownership obligation.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

3.14	Amendment No. 9 to the Limited Partnership Agreement of Glimcher Properties Limited Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: May 15, 2008	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary